Exhibit 99.1

RF Industries Reports Second Quarter Fiscal Year 2026 Financial Results

SAN DIEGO, CA, June 15, 2026 – RF Industries, Ltd, (NASDAQ: RFIL), a national manufacturer and marketer of interconnect products and systems, today announced financial results for the second quarter of fiscal year 2026 ended April 30, 2026.

Second Quarter Fiscal 2026 Highlights and Operating Results:

●	Net sales were $20.7 million, a 9% increase from $18.9 million year-over-year and a 9% increase from $19.0 million in the first quarter of fiscal 2026.
●	Backlog of $20 million at quarter-end on second quarter bookings of $26.3 million. As of today, the backlog stands at $20.1 million.
●	Gross profit margin was 35.1%, a 360-basis point improvement from 31.5% in the prior year period.
●	Operating income was $1.1 million, an improvement of $1 million from operating income of $106,000 year-over-year.
●	Consolidated net income was $879,000, or $0.08 per diluted share, an improvement from a consolidated net loss of $(245,000), or $(0.02) per diluted share year-over-year.
●	Non-GAAP net income was $1.6 million, or $0.14 per diluted share, compared to non-GAAP net income of $701,000, or $0.07 per diluted share, in the second quarter of fiscal 2025.
●	Adjusted EBITDA was $2 million, up from $1.1 million year-over-year.

See "Note Regarding Use of Non-GAAP Financial Measures," "Unaudited Reconciliation of GAAP to non-GAAP Net Income," "Unaudited Reconciliation of Net Income (Loss) to Adjusted EBITDA" and the description of bookings and backlog below for additional information.

Management Commentary

“We delivered a strong second quarter by translating solid demand and disciplined execution into both revenue growth and meaningful margin expansion,” said Robert Dawson, Chief Executive Officer of RF Industries. “Second quarter revenue of nearly $21 million increased both year-over-year and sequentially, while gross profit margin expanded to 35%, a 360 basis-point gain over the comparable period a year ago. Adjusted EBITDA nearly doubled year-over-year to $2 million, and we also delivered positive consolidated net income of $879,000 compared to a loss of $245,000 in the second quarter of fiscal 2025. These bottom-line results demonstrate the improved product mix and operating leverage that our team has achieved over the past couple of years. Importantly, we continued to generate robust bookings, driving backlog to $20 million at quarter end and reinforcing our visibility into the second half of the fiscal year.”

“Our team continues to execute on our long-term plans as we expand into higher-value applications with our small cell, DAC, and custom cabling solutions. Our strategy to diversify our end markets not only helped mitigate customer and revenue concentration but also opened direct access to some of the most dynamic sectors in our economy—aerospace, data centers and AI infrastructure, transportation, and public safety, as well as new opportunities in telecommunications. We believe the progress we are making is increasingly evident in our financial results. With improved profitability, a strengthened backlog, and continued operational discipline, we believe we are positioned to build on this momentum and deliver a solid performance in the second half of fiscal 2026,” concluded Dawson.

Conference Call and Webcast

RF Industries will host a conference call and live webcast today, June 15, 2026, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss its fiscal second quarter 2026 financial results. To access the live call, dial 888-506-0062 (US and Canada) or 973-528-0011 (International) and give the participant access code 801697. A live audio webcast of the call will also be available on the Investor Relations section of RFI’s website at www.rfindustries.com and will be archived for replay.

About RF Industries

Connecting the next generation with tomorrow's technology, RF Industries designs and manufactures a broad range of interconnect products across diversified, growing markets, including wireless/wireline telecom, data communications and industrial. The Company's products include high-performance components used in commercial applications such as RF connectors and adapters, RF passives including dividers, directional couplers and filters, coaxial cables, data cables, wire harnesses, fiber optic cables, custom cabling, energy-efficient cooling systems, and integrated small cell enclosures. The Company is headquartered in San Diego, California with additional operations in New York, Connecticut, and New Jersey. Please visit the RF Industries website at www.rfindustries.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to future events. Forward-looking statements include, among others, statements concerning our expectations about profitability, revenues, industry trends, markets and any growth trajectory thereof, our ability to build on our momentum and deliver a solid performance in the second half of fiscal 2026., demand for our products, backlog, financial goals, growth opportunities and the expected benefits and desirability of our products, in each case which are subject to a number of factors that could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to: changes in the telecommunications industry and materialization and timing of expected network buildouts; timing and breadth of new products; our ability to realize increased sales; successfully integrating new products and teams; our ability to execute on our go-to-market strategies and channel models; our reliance on certain distributors and customers for a significant portion of anticipated revenues; the impact of existing and additional future tariffs imposed by U.S. and foreign nations; our ability to expand our OEM relationships; our ability to continue to deliver newly designed and custom fiber optic and cabling products to principal customers; our ability to maintain strong margins and diversify our customer base; our ability to initiate operating efficiencies, cost savings and expense reductions; our ability to address the changing needs of the market and capitalize on new market opportunities; our ability to add value to our customer’s needs; the success of any product launches; our cash and liquidity needs; our ability to continue as a going concern; non-compliance with terms and covenants in our credit facility; and our ability to increase revenue, gross margins or obtain profitability in a timely manner. Further discussion of these and other potential risks and uncertainties may be found in the Company's public filings with the Securities and Exchange Commission (www.sec.gov) including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. All forward-looking statements are based upon information available to the Company on the date they are published, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or new information after the date of this release.

Note Regarding Use of Non-GAAP Financial Measures

To supplement our unaudited condensed financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), this earnings release and the accompanying tables and the related earnings conference call contain certain non-GAAP financial measures, including adjusted earnings before interest, taxes, depreciation, amortization (Adjusted EBITDA), non-GAAP net income (loss) and non-GAAP earnings (loss) per share, basic and diluted (non-GAAP EPS).

We believe these financial measures provide useful information to investors with which to analyze our operating trends and performance by excluding certain non-cash and other one-time expenses that we believe are not indicative of our operating results.

In computing Adjusted EBITDA, non-GAAP net income (loss) and non-GAAP EPS, we exclude stock-based compensation expense, which represents non-cash charges for the fair value of stock options and other non-cash awards granted to employees, non-cash and other one-time charges, severance, amortization expense and provision from income taxes. For Adjusted EBITDA, we also exclude depreciation and interest expense. Because of varying available valuation methodologies, subjective assumptions, and the variety of equity instruments that can impact a company's non-cash operating expenses, we believe that providing non-GAAP financial measures that exclude non-cash expense and non-recurring costs and expenses allows for meaningful comparisons between our core business operating results and those of other companies, as well as provides us with an important tool for financial and operational decision-making and for evaluating our own core business operating results over different periods of time.

Our Adjusted EBITDA, non-GAAP net income (loss) and non-GAAP EPS measures may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. Our Adjusted EBITDA, non-GAAP net income (loss) and non-GAAP EPS are not measurements of financial performance under GAAP and should not be considered as an alternative to operating or net income or as an indication of operating performance or any other measure of performance derived in accordance with GAAP. We do not consider these non-GAAP measures to be a substitute for, or superior to, the information provided by GAAP financial results. Non-GAAP financial measures are subject to limitations and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP. We believe that these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our GAAP results of operations. We compensate for the limitations of non-GAAP financial measures by relying upon GAAP results to gain a complete picture of our performance. A reconciliation of specific adjustments to GAAP results is provided in the last two tables at the end of this press release.

In addition, we have included order bookings and backlog in this earnings release. Bookings represent new orders that have been received inclusive of any modification or cancellation of previous orders. Backlog represents orders that have been received where revenue has not been recognized as of the specified date. We believe both Bookings and Backlog are indicators of future revenues that the Company expects to generate based on orders that management believes to be firm.

RF Industries Contact:

Peter Yin SVP and CFO

(858) 549-6340

rfi@rfindustries.com

IR Contact:

Donni Case

Financial Profiles, Inc.

(310) 622-8224

RFIL@finprofiles.com

Source: RF Industries

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RF INDUSTRIES, LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	Apr. 30,	Oct. 31,
	2026	2025
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,394	$5,079
Trade accounts receivable, net	15,605	14,871
Inventories	14,449	13,735
Other current assets	1,642	1,284
TOTAL CURRENT ASSETS	35,090	34,969

Property and equipment, net	4,072	4,229
Operating right of use asset, net	13,159	13,848
Goodwill	8,085	8,085
Amortizable intangible assets, net	9,442	10,264
Non-amortizable intangible assets	1,174	1,174
Other assets	512	477
TOTAL ASSETS	$71,534	$73,046

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$10,387	$10,746
Line of credit	6,142	7,836
Current portion of operating lease liabilities	2,039	2,054
Income taxes payable	-	260
TOTAL CURRENT LIABILITIES	18,568	20,896

Operating lease liabilities	15,814	16,699
Deferred tax liabilities	272	247
TOTAL LIABILITIES	34,654	37,842

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock, authorized 20,000,000 shares of $0.01 par value; 10,851,265 and 10,713,801 shares issued and outstanding at
April 30, 2026 and October 31, 2025, respectively	109	107
Additional paid-in capital	28,895	28,050
Retained earnings	7,876	7,047
TOTAL STOCKHOLDERS' EQUITY	36,880	35,204

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$71,534	$73,046

RF INDUSTRIES, LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2026	2025	2026	2025
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net sales	$20,691	$18,910	$39,661	$38,110
Cost of sales	13,425	12,960	26,274	26,443

Gross profit	7,266	5,950	13,387	11,667

Operating expenses:
Engineering	915	683	1,768	1,365
Selling and general	5,253	5,161	10,344	10,140
Total operating expenses	6,168	5,844	12,112	11,505

Operating income	1,098	106	1,275	162

Other expense	(159)	(216)	(352)	(481)

Income (loss) before provision for income taxes	939	(110)	923	(319)
Provision for income taxes	60	135	94	171

Consolidated net income (loss)	$879	$(245)	$829	$(490)

Earnings (loss) per share - Basic	$0.08	$(0.02)	$0.08	$(0.05)
Earnings (loss) per share - Diluted	$0.08	$(0.02)	$0.07	$(0.05)

Weighted average shares outstanding:
Basic	10,851,869	10,669,608	10,783,721	10,614,364
Diluted	11,424,572	10,669,608	11,221,542	10,614,364

RF INDUSTRIES, LTD. AND SUBSIDIARIES
Unaudited Reconciliation of GAAP to Non-GAAP Net Income
(In thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2026	2025	2026	2025
Consolidated net income (loss)	$879	$(245)	$829	$(490)
Provision from income taxes	60	135	94	171
Stock-based compensation expense	277	226	541	421
Non-cash and other one-time charges	-	123	-	123
Severance	-	51	-	51
Amortization expense	411	411	822	822
Non-GAAP net income	$1,627	$701	$2,286	$1,098

Non-GAAP earnings per share:
Basic	$0.15	$0.07	$0.21	$0.10
Diluted	$0.14	$0.07	$0.20	$0.10

Weighted average shares outstanding
Basic	10,851,869	10,669,608	10,783,721	10,614,364
Diluted	11,424,572	10,716,820	11,221,542	10,651,220

RF INDUSTRIES, LTD. AND SUBSIDIARIES
Unaudited Reconciliation of Net Income (Loss) to Adjusted EBITDA
(In thousands)

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2026	2025	2026	2025
Consolidated net income (loss)	$879	$(245)	$829	$(490)
Stock-based compensation expense	277	226	541	421
Non-cash and other one-time charges	-	123	-	123
Severance	-	51	-	51
Amortization expense	411	411	822	822
Depreciation expense	201	204	408	409
Other expense	159	216	352	481
Provision from income taxes	60	135	94	171
Adjusted EBITDA	$1,987	$1,121	$3,046	$1,988